Exhibit 10.3

KENNAMETAL INC.

RESTRICTED UNIT AWARD

CEO

Grant Date:

Kennametal Inc. (the “Company”) hereby grants to «name» (the “Awardee”), as of the Grant Date listed above, this Restricted Unit Award (the “Award”) for «number of stock units» Stock Units, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013 (the “Plan”), and the additional terms listed below. Capitalized terms used herein, but not otherwise defined herein, shall have the same meaning ascribed to them in Schedule A or the Plan.

1. Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for the purpose of calculating the number of Shares, if any, to be delivered under the Award.

2. The prohibition against transfer and the obligation to forfeit and surrender the Stock Units to the Company are herein referred to as “Forfeiture Restrictions.” The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Stock Units.

3. Provided that the Awardee does not Separate from Service and maintains Continuous Status as an Employee from the Grant Date through the lapse date, the Forfeiture Restrictions will lapse as follows: (a) on the first anniversary of the Grant Date, one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (b) on the second anniversary of the Grant Date, an additional one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (c) on the third anniversary of the Grant Date, an additional one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; and (d) on the fourth anniversary of the Grant Date, the remaining one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units.

4. The Stock Units, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company upon Separation from Service for any reason other than death, Disability, Retirement, or involuntary termination by the Company or any successor of the Company without cause (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period immediately following a Change in Control (an “Involuntary Change in Control Separation”). In the event that the Awardee Separates from Service as a result of death, Disability or Retirement, the Forfeiture Restrictions relating to any outstanding Stock Units under this Award will automatically lapse. In the event that the Awardee Separates from Service on account of an Involuntary Change in Control Separation, the Forfeiture Restrictions relating to any outstanding Stock Units under this Award will automatically lapse as of the consummation of the Change in Control or, if later, the Awardee’s date of Separation from Service.

5. Except as otherwise provided herein, the shares of Company Capital Stock (the “Shares”) underlying Stock Units which are no longer subject to Forfeiture Restrictions shall be issued to the

Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for a U.S. participant who is or becomes eligible to Separate from Service on account of Retirement during the term of this award, upon a Separation from Service due to Retirement, Disability or an Involuntary Change in Control Separation, the delivery of any Shares underlying this Award will be delayed and delivered on the six (6) month anniversary of the Awardee’s Separation from Service, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.

6. The Shares underlying Stock Units shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register a transfer of the Shares on the stock transfer records of the Company if the transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

7. This Restricted Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible. Notwithstanding the foregoing or any provision of this Award to the contrary, if this Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of the Award, the definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

8. Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company. Any Shares underlying the Stock Units covered by this Award that are forfeited by the Awardee shall be returned to the Plan and resume the status of shares available for grant.

9. All other terms and conditions applicable to this Award are contained in the Plan; provided, however, pursuant to a resolution adopted by the Board dated                      , 2014, the provisions of Section 11 of the Plan shall not apply to this Award. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:	Kevin G. Nowe
Title:	Vice President, Secretary and General Counsel

Schedule A

For purposes of this Award, the terms “Change in Control”, “Merger of Equals” and “Retirement” shall have the meaning set forth below:

A. “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act as in effect on the date thereof or, if Item 6(e) is no longer in effect, any regulations issued which serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred upon the occurrence of any one of the following events:

(i) a Business Combination has been completed, excluding any such Business Combination that constitutes a Merger of Equals;

(ii) the Company shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, excluding any Affiliate of the Company, and excluding any such sale that constitutes a Merger of Equals; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of either (A) the then outstanding capital stock of the Company, or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided that, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company; or (4) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals.

B. “Merger of Equals” shall mean (unless the Committee or Board provides otherwise) a Business Combination which results in the following conditions:

(i) All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Capital Stock and the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, following the Business Combination, directly or indirectly, more than 50% of, respectively, the then outstanding shares of capital stock and the then outstanding voting securities of the entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Capital Stock and the outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;

(ii) No “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of capital stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(iii) At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or at the time of the action taken by the incumbent board approving such Business Combination.

C. “Retirement” shall mean the Awardee’s Separation from Service with the Company or any Subsidiary, Affiliate or Parent of the Company at a time when the Awardee (a) has attained age 55 with eight (8) years of service, (b) has attained age 65, or (c) is required by law or regulations to Separate from Service with the Company or any Subsidiary, Affiliate or Parent of the Company under a mandatory retirement scheme.